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                               SERVICING AGREEMENT

          Agreement made as of __________________, 2003, between ____________
Fund}, a {Delaware Statutory Trust} (the "Fund") and Claymore Securities, Inc., a Kansas corporation ("Claymore").

          WHEREAS, the Fund intends to operate as a closed-end management investment company, and is so registered under the Investment Company act of 1940, as amended (the "1940 Act");

          WHEREAS, the Fund has authorized the issuance of its common stock, par value $.01 per share (the "Common Shares") and a class of preferred shares with preference rights, the relative rights, terms and preferences of which are to be determined in the future by the Board of Trustees of the Fund (the "Preferred Shares") (holders of the Common Shares and Preferred Shares are referred to collectively herein as the "Shareholders");

          WHEREAS, the Fund wishes to retain Claymore to provide certain services to the Fund, under the terms and conditions stated below, and Claymore is willing to provide such services for the compensation set forth below:

          NOW, THEREFORE, In consideration of the premises and mutual covenants contained herein, the parties agree as follows:

          1. APPOINTMENT. The Fund hereby appoints Claymore as Servicing Agent of the Fund, and Claymore accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

          2. SERVICES AND DUTIES OF CLAYMORE. Subject to the supervision of the Fund's Board of Trustees (the "Board"), Claymore will:

               (a) Reply to requests for information concerning the Fund from Shareholders or prospective shareholders, brokers or the public;

               (b) Aid in the secondary market support of the Fund through regular written and oral communications with the Fund's New York Stock Exchange specialist, the closed end fund analyst community and various information providers specializing in the dissemination of closed end fund information;

               (c) Assist in the preparation of reports to be sent to the Fund Shareholders, and assist in the printing and dissemination of such reports to Shareholders;

               (d) Assist in the preparation of all reports required to be filed with the Securities and Exchange Commission (the "SEC") on Form N-SAR, or such other form as the SEC may substitute for Form N-SAR;

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               (e)  Assist in the dissemination to Shareholders of the Fund's proxy materials and assist in the filing of such materials with the Fund's regulators, and oversee the tabulation of proxies by the Fund's transfer agent;

               (f) Assist in analyzing the amounts available for distribution as dividends and distributions to be paid by the Fund to its Shareholders and in the preparation of materials relevant to the Fund's Dividend Reinvestment Plan;

               (g) Establish and maintain a toll-free number for sales support and marketing requests on an ongoing basis;

               (h) Assist in the production of marketing and road-show materials for the offerings of the Fund's Common Shares and Preferred Shares;

               (i) Develop and maintain a website for the Fund which will provide quarterly updates and monthly distribution notifications, as well as hyperlinks to the websites of Claymore and MBIA Capital Management Corp. (the "Adviser") for added information;

               (j) Make the Adviser aware of trading strategies that might be used for the Fund and communicate to the investment community any changes made to the Fund's trading strategies;

               (k) Assist in the provision of materials regarding the Fund to the investment community and current and prospective investors;

               (l) Assist in the review of materials made available to shareholders and prospective investors to assure compliance with applicable laws, rules and regulations;

               (m) Assist in the filing of advertisements and sales materials, including information on the Fund's website, as necessary, with the Securities and Exchange Commission ("SEC"), the New York Stock Exchange, the National Association of Securities Dealers and any regulatory bodies having jurisdiction over the Fund and its operations;

               (n) Assist in the dissemination of the Fund's net asset value, market price and discount;

               (o)  Host analyst meetings as appropriate;

               (p) Provide persons to serve as officers and trustees of the Fund, as the Fund may request;

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               (q)  Maintain ongoing contact with brokers in branch offices whose clients hold Fund shares or whose clients may have an interest in acquiring Fund shares, including providing, among other things, progress reports on the Fund, dividend announcements and performance updates;

               (r)  Assist in the drafting of press releases to the public;

               (s) Make such reports and recommendations to the Board as the Board reasonably requests or deems appropriate; and

               (t) Provide such other services as the parties may mutually agree from time to time.

          3. COMPLIANCE WITH THE FUND'S GOVERNING DOCUMENTS AND APPLICABLE LAW. In all matters pertaining to the performance of this Agreement, the Servicing Agent will act in conformity with the Fund's Declaration of Trust, By-Laws and registration statements of the Fund and with the directions of the Board and Fund executive officers and will conform to and comply with the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal or state laws and regulations.

          4. SERVICE NOT EXCLUSIVE. The Servicing Agent's services hereunder are not deemed to be exclusive, and the Servicing Agent is free to render such services to other funds or clients as long as the Servicing Agent's services under this Agreement are not impaired thereby.

          5.   REPRESENTATIONS AND WARRANTIES OF CLAYMORE

               (a) Claymore represents and warrants that it has obtained all necessary registrations, licenses and approvals in order to perform the services provided in this Agreement. Claymore covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

               (b) Claymore represents that it has adopted a written Code of Ethics in compliance with Rule 17j-1 under the 1940 Act and will provide the Fund with any amendments to such Code and any certifications required by Rule 17j-1.

               (c) Claymore agrees that it shall promptly notify the Fund (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked any registration, license or approval; or has commenced proceedings or an investigation that may result in any of these actions, and (ii) in the event that there is a change in Claymore, financial or

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                    otherwise, that adversely affects its ability to perform
                    services under this Agreement.

               (d) The Fund shall be given access to the records of Claymore at reasonable times solely for the purpose of monitoring compliance with the terms of this Agreement. Claymore agrees to cooperate with the Fund and their representatives in connection with any such monitoring efforts.

          6. COMPENSATION. As compensation for its services, the Fund pays the Servicing Agent a fee computed and paid monthly at the annual rate of .26% of the Fund's average daily total managed assets. Total managed assets means the net asset value of the outstanding Common Shares plus the liquidation preferences of any outstanding Preferred Shares.

          7. LIMITATION OF LIABILITY OF THE SERVICING AGENT. The Servicing Agent will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its Shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement ("disabling conduct").

               Claymore agrees to indemnify, defend and hold the Fund, the Adviser, their several officers and directors, and any person who controls the Fund or the Adviser within the meaning of Section 15 of the Securities Act of 1933 (collectively, "Fund Indemnified Persons"), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which Fund Indemnified Persons may incur, but only to the extent that such liability or expense incurred by the Fund Indemnified Persons or resulting from such claims or demands shall arise out of or be based upon (a) any disabling conduct with respect to the provision of services under this Agreement, (b) any violation of law relating to the provision of services under this Agreement or (c) the breach by Claymore of this Agreement.

          8. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS OF THE FUND. Pursuant to the provisions of the Fund's Declaration of Trust, this Agreement is entered into by the Board not individually, but as Trustees and the obligations of the Fund hereunder is not binding upon any such Trustees or Shareholders of the Fund, but binds only the Fund itself.

          9. DURATION AND TERMINATION. This Agreement shall continue for an initial period of two years and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) a vote of a majority of the Fund's Board and (b) a vote of a majority of the Fund's Board members who are not

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               interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable (a) by the Fund, without penalty, on thirty (30) days' written notice, by a vote of a majority of the Fund's Board, or
               (b) on sixty (60) days' written notice by Claymore. This Agreement shall automatically terminate in the event of its assignment as the term is defined in the 1940 Act.

          10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver or discharge or termination is sought.

          11.  LICENSE.

               Claymore hereby grants to the Fund the nonexclusive right and license to use the mark "Claymore" (the "Licensed Mark") in the Fund's name and in connection with the formation, issuance, marketing, and/or promotion of, or disclosure related to, the Fund. Claymore agrees that it shall receive no compensation for any such use by the Fund. Claymore hereby warrants and represents that it has filed applications and/or owns rights in the Licensed Mark sufficient to grant this license. No right, title or interest in the Licensed Mark, except the right to use the Licensed Mark as provided in this Agreement, is or will be transferred to the Fund by this Agreement. Should this Agreement be terminated, the Fund agrees that it will take necessary steps to change its name to a name not including the word "Claymore."

          12.  CONFIDENTIALITY.

               Claymore agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, the Adviser and all prior, current or potential shareholders of the Fund and not to use such records and information for any purpose other than the performance of its duties hereunder. Claymore also agrees that, without the prior written consent of the Fund, it will not disclose personal information of any Shareholders of the Fund ("Personal Shareholder Information"), including to its affiliates, unless it is required by law to disclose the information to the recipient of such information. Claymore further agrees, represents and warrants that (a) only those employees of Claymore who need to do so in carrying out their job responsibilities may access Personal Shareholder Information; (b) it maintains physical, electronic and procedural safeguards that comply with federal standards to protect confidentiality; and (c) it may use Personal Shareholder Information only for the purposes set forth in this Agreement.

          13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the 1940 Act, without giving effect

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               to the principles of conflicts of law thereof. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

          14.  Books and Records

               (a) In compliance with the requirements of the 1940 Act, Claymore hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon request. Claymore further agrees to preserve for the periods prescribed under the 1940 Act the records required to be maintained under the 1940 Act.

               (b) Claymore hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with services that Claymore renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

          15. MISCELLANEOUS. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          16.  NOTICES.

               All notices required or permitted to be sent under this Agreement shall be sent, if to the Fund, to:

               {                             } Fund
               c/o MBIA Capital Management Corp.
               113 King Street
               Armonk, NY 10504
               Attention: Clifford D. Corso, President
               Telephone No.: (914) 765-3375
               Fax No.: (914) 765-3375

               Or if to Claymore, to:

               Claymore Securities, Inc.
               210 N. Hale Street
               Wheaton, IL  60187
               Attention: Nicholas Dalmaso, COO and General Counsel Telephone No.: (630) 315-2036
               Fax No.: (630) 784-6303

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     IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.


Attest:                       {                               } Fund

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Attest:                       Claymore Securities, Inc.

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